Exhibit 99.1

Press Release

For further information:

Jeffrey R. Luber
President
EXACT Sciences Corporation
P: (508) 683-1211
E: jluber@exactsciences.com

EXACT SCIENCES ANNOUNCES SECOND QUARTER 2007 RESULTS

MARLBOROUGH, Mass — (July 23, 2007) — EXACT Sciences Corporation (NASDAQ: EXAS) announced today its financial results for the second quarter ended June 30, 2007.

Net loss for the quarter ended June 30, 2007 decreased to $1.8 million, or $0.07 per share, from $3.2 million, or $0.12 per share, for the same quarter last year.  The reduction in net loss was driven by a significant decrease in sales and marketing and applied research expenses following the cost reduction plan initiated by the Company in late 2006. This plan included a reduction in headcount resulting in lower salary and benefit-related costs, stock-based compensation expenses and other operating costs.

For the quarter ended June 30, 2007, total revenues of $1.1 million were slightly lower than total revenues of $1.2 million for the quarter ended June 30, 2006.  These revenues primarily reflect the amortization of up-front license fee payments from Laboratory Corporation of America® Holdings (LabCorp®) and, to a lesser extent, royalties on LabCorp’s sales of PreGen-Plus™ (LabCorp’s colon cancer testing service) and sales of EffipureTM units to LabCorp.  The decrease in total revenues was the result of lower Effipure revenue and lower royalty revenue from LabCorp’s sales of PreGen-Plus.

As previously announced on July 19, 2007, the Company entered into a letter of intent to further expand its relationship with LabCorp.  Under the proposed terms, LabCorp will assume sole responsibility, at its expense, for all commercial activities including marketing, sales, and reimbursement related to PreGen-Plus.  In connection with this expanded relationship, the Company initiated a plan to reduce its cost structure by eliminating its sales and marketing functions, including the elimination of five sales and marketing positions, effective August 31, 2007.  The Company also announced the departure of its Chief Executive Officer, Don M. Hardison, and the appointment of Patrick Zenner as Executive Chairman and Interim Chief Executive Officer, as well as the promotions of Jeffrey R. Luber, Charles Carelli and David Nikka to President, Chief Financial Officer and Chief Operating Officer, respectively.

“Our June 2007 amendment combined with our proposed expanded relationship with LabCorp that we announced last week, positions EXACT to leverage what we believe will a positive decision to include stool-based DNA (sDNA) screening in the updated national colorectal cancer screening guidelines,” said Patrick Zenner, EXACT Sciences’ Executive Chairman and Interim Chief Executive Officer.  “In addition, this new relationship will enable EXACT to focus on reducing expenses while achieving near-term objectives, including advancing its Version 2 technology and pursuing other licensing opportunities for sDNA.”

Once fully implemented, EXACT Sciences estimates that the elimination of its sales and marketing functions, along with the transition of Don Hardison to LabCorp, could result in salary, fringe benefit, and other cost savings of between $1.0 million and $1.5 million annually beginning in 2008.

Estimated restructuring charges of up to $800,000 are expected to be recorded in the third quarter of 2007 in connection with one-time employee termination benefits, including severance, outplacement and other fringe benefits.  All of the charges will result in future cash expenditures.  Additionally, the Company is actively pursuing efforts to further reduce its costs, including its facility costs, and may record additional restructuring charges related to such reductions.

For the quarter ended June 30, 2007, 476 PreGen-Plus tests were accessioned by LabCorp, compared to 542 and 1,069 for the quarters ended March 31, 2007 and June 30, 2006, respectively.  As of June 30, 2007, the Company had approximately $16.9 million in unrestricted cash, cash equivalents and marketable securities.

Second Quarter 2007 Conference Call

EXACT Sciences will host a conference call to discuss its second quarter 2007 financial and operating results, its business outlook and the topics outlined below on Tuesday, July 24, 2007 at 8:30 a.m. ET.  A live web cast of the conference call can be accessed at EXACT Sciences’ web site, www.exactsciences.com, through the Investor Relations link.  The conference call and the web cast are open to all interested parties.  An archived version of the web cast will be available at www.exactsciences.com, through the Investor Relations link, for one month.  A replay of the conference call also will be available for 48 hours, beginning two hours after the completion of the live call.

The following will be among the topics discussed on the Company’s conference call on July 24, 2007 at 8:30 a.m. ET:

•                  The amended and expanded LabCorp agreement and financial impact;

•                  Management changes at EXACT Sciences;

•                  EXACT’s future focus; and

•                  The financial impact of recent sales and marketing cost reductions.

Information for the call is as follows:

Domestic callers:  800-435-1398
International callers: 617-614-4078
Participant Passcode:  40039246

The conference call replay information is as follows:

Domestic callers:  888-286-8010
International callers:  617-801-6888
Participant Passcode: 36268388

About EXACT Sciences Corporation

EXACT Sciences Corporation uses applied genomics to develop effective, patient-friendly screening technologies for use in the detection of cancer.  Certain of its technologies have been licensed to Laboratory Corporation of America Holdings (LabCorp) for a stool-based DNA screening assay for colorectal cancer in the average-risk population.  Colorectal cancer, which is the most deadly cancer among non-smokers, is generally curable if detected early.  Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, the rate of early detection of colorectal cancer remains low, and deaths from colorectal cancer remain high.  EXACT Sciences believes its genomics-based technologies will help enable detection of colorectal cancer so that more people can be effectively treated.  EXACT Sciences is based in Marlborough, Mass.  PreGen-Plus™, the non-invasive colorectal screening test offered by LabCorp has not been approved or cleared by the Food & Drug Administration.

Certain statements made in this press release that are not based on historical information are express or implied forward-looking statements relating to, among other things, EXACT Sciences’ expectations concerning, among other things, its financial performance, business prospects and plans, the likelihood and timing of any guidelines decision by the American Cancer Society and U.S. Multi-Society Task Force on Colorectal Cancer and similar matters.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, the clinical performance and market acceptance of its technologies; the reproducibility of its research results in subsequent studies and in clinical practice; the inclusion of PreGen-Plus in cancer screening guidelines; sufficient investment in the sales and marketing of PreGen-Plus; the success of its strategic relationship with LabCorp; EXACT Sciences’ and LabCorp’s ability to license certain technologies or obtain raw materials for its technologies; the ability to convince Medicare and other third-party payors to provide adequate reimbursement for EXACT Sciences’ current and future technologies; the ability to convince medical practitioners to order tests using EXACT Sciences’ technologies; the ability to increase the performance of the PreGen-Plus test; the ability of EXACT Sciences or LabCorp to lower the cost of the PreGen-Plus test through automating and simplifying key operational processes; the number of people who decide to be screened for colorectal cancer using EXACT Sciences’ technologies; the ability to realize expected cost savings; competition; the ability to comply with federal and state statutes and regulations relating to EXACT Sciences’ products and services, including FDA requirements; the ability to protect EXACT Sciences’ intellectual property and the cost of enforcing or defending EXACT Sciences in litigation relating to intellectual property rights; the possibility that other companies will develop and market novel or improved methods for detecting colorectal cancer; and the ability to raise additional capital on acceptable terms. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K filed with the SEC.

(tables follow)

EXACT SCIENCES CORPORATION
Selected Unaudited Financial Information
Condensed Consolidated Statements of Operation Data

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands, except per share data	2007	2006	2007	2006
Revenue:
Product royalty fees	$19	$61	$45	$122
License fees	1,091	1,091	2,182	2,182
Product	5	69	58	111
	1,115	1,221	2,285	2,415
Gross profit (loss):
Product royalty fees	18	57	42	114
License fees	1,091	1,091	2,182	2,182
Product	5	(20)	58	(562)
	1,114	1,128	2,282	1,734

Operating Expenses:
Research and development (1)	1,332	1,918	2,609	3,878
Sales and marketing (1)	510	1,272	1,005	2,758
General and administrative (1)	1,337	1,497	2,879	3,138
Restructuring	(2)	—	31	—
	3,177	4,687	6,524	9,774

Loss from operations	(2,063)	(3,559)	(4,242)	(8,040)

Interest income	238	313	497	631

Net loss	$(1,825)	$(3,246)	$(3,745)	$(7,409)

Net loss per share - basic and diluted	$(0.07)	$(0.12)	$(0.14)	$(0.28)

Weighted average common shares
outstanding - basic and diluted	26,880	26,402	26,835	26,389

(1)             Non-cash stock-based compensation expense
included in these amounts are as follows:

Research and development	$357	$103	$431	$368
Sales and marketing	127	300	244	707
General and administrative	237	306	454	702

EXACT SCIENCES CORPORATION
Condensed Consolidated Unaudited Balance Sheet Data
(In thousands)

	June 30,	December 31,
	2007	2006
Assets
Unrestricted cash and cash equivalents	$3,835	$4,831
Short-term investments	13,108	16,244
Prepaid expenses	356	386
Property and equipment, net	736	844
Patent costs, net of accumulated amortization	557	763
Restricted cash	800	800
Total assets	$19,392	$23,868

Liabilities and stockholders’ equity
Total current liabilities	$3,464	$6,365
Deferred licensing fees, less current portion	3,376	2,545
Total stockholders’ equity	12,552	14,958
Total liabilities and stockholders’ equity	$19,392	$23,868

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and the Company’s subsequent Forms 10-Q.

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